Exhibit 99

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2014 Earnings
Adjusted EPS of $0.78 and GAAP EPS of $0.37, Consistent with August 5 Update

•	Target’s digital sales, including flexible fulfillment, grew more than 30 percent in the second quarter, approximately double the industry growth rate.

•	Second quarter U.S. Segment transactions declined 1.3 percent, an improvement of one percentage point compared with the first quarter.

•	Canadian Segment sales increased 63.1 percent to $449 million from $275 million last year.

•	Second quarter GAAP EPS reflects an accrual for what the Company believes to be the vast majority of actual and potential claims related to the December 2013 data breach.

•
In second quarter 2014, Target paid dividends of $272 million, an increase of 18 percent from $231 million last year. In June, the Board of Directors increased the quarterly dividend 21 percent from 43 cents to 52 cents per share, beginning with the dividend payable on September 10, 2014.

MINNEAPOLIS (August 20, 2014) - Target Corporation (NYSE: TGT) today reported second quarter Adjusted earnings per share1 of $0.78, a decrease of 20.6 percent from $0.98 per share in 2013, and GAAP earnings per share of $0.37. In addition to operating results, second quarter GAAP earnings per share reflect:

•	Net pre-tax data breach expenses of $111 million, or (11) cents per share[2];

•	Pre-tax early debt retirement losses of $285 million, or (27) cents per share[2];

•	Pre-tax impairment losses on undeveloped U.S. land of $16 million, or (1) cent per share, and;

•	A (1)-cent impact related to the reduction of the beneficial interest asset[2].
The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted earnings per share.

"While results from the quarter didn’t meet our expectations, we are seeing some early signs of progress as we work to improve results in the U.S. and Canada,” said John Mulligan, executive vice president and chief financial officer of Target Corporation. “In the U.S., traffic trends continue to recover and monthly sales are improving, with July comparable sales up more than 1 percent. Better U.S. sales have continued into August, driven by early back-to-school results. In Canada, the team is making important changes to operations and the merchandise assortment with a focus on delivering improved results by this holiday season.”
“Target is an extraordinary company. I’m excited to join the team as we work to drive U.S. traffic and sales, improve Canadian operations and accelerate Target’s digital transformation,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “In the coming weeks and months I will be focused on listening and learning from Target team members in the U.S. and Canada, and working with the leadership team to develop guest-focused, strategic plans to position Target for long-run success.”
Fiscal 2014 Earnings Guidance
In third quarter 2014, the Company expects Adjusted EPS, reflecting operating results in its U.S. and Canadian Segments, of 40 cents to 50 cents. This measure excludes approximately (2) cents related to the expected reduction of the beneficial interest asset2, as well as any future data breach-related expenses.

Target now expects full-year 2014 Adjusted EPS of $3.10 to $3.30, compared with prior guidance of $3.60 to $3.90. Full-year 2014 GAAP EPS is expected to be (48) cents below Adjusted EPS, reflecting:

•	Year-to-date net pre-tax data breach expenses of $129 million, or (13) cents per share[2];

•	Pre-tax early debt retirement losses, recognized in interest expense, of $285 million, or (27) cents per share[2];

•	Pre-tax impairment losses on undeveloped U.S. land of $16 million, or (1) cent per share;

•	Pre-tax expense of $13 million, or (1) cent per share, related to Target’s decision to convert existing co-branded cards to MasterCard in early 2015, and;

•	A (6)-cent impact related to the expected reduction of the beneficial interest asset[2].
GAAP EPS guidance does not include an estimate of future data breach-related expenses.

[1]Adjusted diluted earnings per share (“Adjusted EPS”), a non-GAAP financial measure, excludes the impact of certain matters not related to the Company’s ongoing retail operations, such as data breach expenses, losses associated with the early retirement of debt, the reduction in the beneficial interest asset and land impairment losses.

[2]See the “Accounting Considerations” section of this release for additional information about expenses related to the data breach, losses on early debt retirement, and the beneficial interest asset.
U.S. Segment Results
In second quarter 2014, sales increased 0.7 percent to $17.0 billion from $16.8 billion last year, reflecting the contribution from new stores and flat comparable sales. Segment earnings before interest expense and income taxes (EBIT) were $1,160 million in second quarter 2014, a decrease of 12.8 percent from $1,330 million in 2013.

Second quarter EBITDA and EBIT margin rates were 10.0 percent and 6.8 percent, respectively, compared with 10.8 percent and 7.9 percent in 2013. Second quarter gross margin rate declined to 30.4 percent from 31.4 percent in 2013, driven by an increase in promotions. Second quarter SG&A expense rate decreased to 20.4 percent in 2014 compared with 20.6 percent in 2013, reflecting disciplined control of expenses across the organization, including the benefit from Target’s expense optimization efforts, partially offset by the de-leveraging impact of flat comparable sales.
Canadian Segment Results
Second quarter Canadian Segment sales increased 63.1 percent to $449 million from $275 million last year, reflecting the contribution from new stores partially offset by an 11.4 percent decline in comparable sales. Second quarter 2014 is the first period with reported comparable sales for the Canadian Segment, reflecting results in 48 Canadian stores that became mature at various points during the quarter. The second-quarter decline in comparable sales reflects the comparison to strong grand opening sales surges in 2013, combined with the impact of market densification later in 2013 which redistributed sales from earlier store openings. Segment EBIT was $(204) million in second quarter compared with $(169) million in 2013.
Second quarter 2014 gross margin rate was 18.4 percent, reflecting the continued impact of efforts to clear excess inventory, compared with 31.6 percent in second quarter 2013, which reflected unusually low clearance markdowns resulting from the short time stores had been open. SG&A expense rate of 48.3 percent in second quarter 2014 compares with 75.2 percent last year, reflecting increased scale in the Canadian Segment and pre-opening costs in last year’s results.
Interest Expense and Taxes
Second quarter 2014 net interest expense was $453 million, compared with $171 million last year, driven by a $285 million charge related to the early retirement of debt.
The Company’s effective income tax rate was 36.1 percent in the second quarter, compared with 36.4 percent in second quarter 2013. The decrease of 0.3 percentage points was due to a variety of factors, none of which was individually significant.

Capital Returned to Shareholders
The Company paid dividends of $272 million in second quarter 2014, an increase of 18% from $231 million last year.
In second quarter, Target repurchased 614 thousand shares of its common stock at an average price of $55.36, due entirely to the non-cash settlement of forward contracts related to the Company’s deferred compensation plans. Beyond this settlement, Target did not repurchase additional shares of its common stock.
Accounting Considerations
During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to its network and stole certain payment card and other guest information. In second quarter 2014, the Company incurred gross breach-related expenses of $148 million, partially offset by the recognition of a $38 million insurance receivable. Expenses for the quarter include an increase to the accrual for estimated probable losses for what the Company believes to be the vast majority of actual and potential breach-related claims, including claims by payment card networks. Given the varying stages of claims and related proceedings and the inherent uncertainty surrounding them, the Company’s estimates involve significant judgment and are based on currently available information, historical precedents and an assessment of the validity of certain claims. These estimates may change as new information becomes available and, although the Company does not believe it is probable, it is reasonably possible that the Company may incur a material loss in excess of the amount accrued. The Company is unable to estimate the amount of such reasonably possible excess loss exposure at this time. The accrual does not reflect future breach-related legal, consulting or administrative fees, which are expensed as incurred and not expected to be material in any individual period. Since the data breach in fourth quarter 2013, the Company has incurred total net breach-related expenses of $146 million, reflecting $236 million of gross expenses, partially offset by the recognition of a $90 million insurance receivable.

In second quarter 2014, Target completed tender offers in which the Company paid $1.0 billion to retire, at market value, $725 million of its long-term debt3. As a result, the Company incurred a pre-tax loss of $285 million, or (27) cents per share, which was recognized as net interest expense in Target’s second-quarter Consolidated Statements of Operations.
At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset, which effectively represented a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold. The beneficial interest asset was reduced in second quarter 2014 by $11 million, compared with a $29 million reduction in second quarter 2013. Since the close of the transaction, the beneficial interest asset has been reduced by $127 million.

[3]See Target’s Form 8-K filed on July 16, 2014 for more information about the results of the tender offers.
Miscellaneous
Target Corporation will webcast its second quarter earnings conference call at 9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on August 22, 2014. The replay number is (855) 859-2056 (passcode: 38951472).
Statements in this release regarding third quarter and full-year 2014 earnings guidance and excess exposure related to the data breach are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2014.

In addition to the GAAP results provided in this release, the Company provides Adjusted diluted earnings per share for the three- and six-month periods ended August 2, 2014 and August 3, 2013, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,925 stores - 1,795 in the United States and 130 in Canada - and at Target.com. Since 1946, Target has given 5 percent of its profit to communities; that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Sales	$17,406	$17,117	1.7%	$34,456	$33,823	1.9%
Cost of sales	12,165	11,745	3.6	24,232	23,308	4.0
Selling, general and administrative expenses	3,816	3,698	3.2	7,409	7,287	1.7
Depreciation and amortization	606	542	11.9	1,186	1,079	10.0
Gain on receivables transaction	—	—	—	—	(391)	(100.0)
Earnings before interest expense and income taxes	819	1,132	(27.7)	1,629	2,540	(35.9)
Net interest expense	453	171	164.3	622	801	(22.3)
Earnings before income taxes	366	961	(61.9)	1,007	1,739	(42.1)
Provision for income taxes	132	350	(62.2)	354	629	(43.7)
Net earnings	$234	$611	(61.7)%	$653	$1,110	(41.2)%
Basic earnings per share	$0.37	$0.96	(61.6)%	$1.03	$1.74	(40.7)%
Diluted earnings per share	$0.37	$0.95	(61.5)%	$1.02	$1.72	(40.5)%
Weighted average common shares outstanding
Basic	633.5	634.8	(0.2)%	633.4	638.4	(0.8)%
Dilutive impact of share-based awards(a)	4.9	7.2	0	4.9	7.3
Diluted	638.4	642.0	(0.6)%	638.3	645.7	(1.2)%
(a)  Excludes 5.1 million and 5.2 million share-based awards for the three and six months ended August 2, 2014, respectively, and 0.1 million and 2.2 million share-based awards for the three and six months ended August 3, 2013, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	August 2, 2014	February 1, 2014	August 3, 2013
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $3, $3 and $249	$803	$695	$1,018
Inventory	8,918	8,766	8,441
Other current assets	1,833	2,112	1,944
Total current assets	11,554	11,573	11,403
Property and equipment
Land	6,202	6,234	6,213
Buildings and improvements	30,782	30,356	29,336
Fixtures and equipment	5,466	5,583	5,351
Computer hardware and software	2,683	2,764	2,532
Construction-in-progress	735	843	1,456
Accumulated depreciation	(14,673)	(14,402)	(13,483)
Property and equipment, net	31,195	31,378	31,405
Other noncurrent assets	1,706	1,602	1,354
Total assets	$44,455	$44,553	$44,162
Liabilities and shareholders’ investment
Accounts payable	$7,263	$7,683	$7,078
Accrued and other current liabilities	3,767	3,934	3,705
Current portion of long-term debt and other borrowings	306	1,160	1,833
Total current liabilities	11,336	12,777	12,616
Long-term debt and other borrowings	13,852	12,622	12,655
Deferred income taxes	1,317	1,433	1,331
Other noncurrent liabilities	1,517	1,490	1,540
Total noncurrent liabilities	16,686	15,545	15,526
Shareholders’ investment
Common stock	53	53	53
Additional paid-in capital	4,561	4,470	4,335
Retained earnings	12,611	12,599	12,285
Accumulated other comprehensive loss
Pension and other benefit liabilities	(408)	(422)	(480)
Currency translation adjustment and cash flow hedges	(384)	(469)	(173)
Total shareholders’ investment	16,433	16,231	16,020
Total liabilities and shareholders’ investment	$44,455	$44,553	$44,162

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 633,644,605, 632,930,740 and 630,924,647 shares issued and outstanding at August 2, 2014, February 1, 2014 and August 3, 2013, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at August 2, 2014, February 1, 2014 or August 3, 2013.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 2, 2014	August 3, 2013
Operating activities
Net earnings	$653	$1,110
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,186	1,079
Share-based compensation expense	42	55
Deferred income taxes	(304)	(136)
Bad debt expense(a)	—	41
Gain on receivables transaction	—	(391)
Loss on debt extinguishment	285	445
Noncash (gains)/losses and other, net	32	(2)
Changes in operating accounts:
Accounts receivable originated at Target	—	157
Proceeds on sale of accounts receivable originated at Target	—	2,703
Inventory	(143)	(527)
Other current assets	303	(56)
Other noncurrent assets	10	47
Accounts payable	(425)	17
Accrued and other current liabilities	(156)	(403)
Other noncurrent liabilities	31	(30)
Cash provided by operations	1,514	4,109
Investing activities
Expenditures for property and equipment	(1,052)	(1,917)
Proceeds from disposal of property and equipment	44	48
Change in accounts receivable originated at third parties	—	121
Proceeds from sale of accounts receivable originated at third parties	—	3,002
Cash paid for acquisitions, net of cash assumed	(20)	(58)
Other investments	46	73
Cash (required for)/provided by investing activities	(982)	1,269
Financing activities
Change in commercial paper, net	109	(163)
Additions to long-term debt	1,993	—
Reductions of long-term debt	(2,039)	(3,424)
Dividends paid	(545)	(463)
Repurchase of stock	—	(1,461)
Stock option exercises and related tax benefit	55	363
Cash (required for) financing activities	(427)	(5,148)
Effect of exchange rate changes on cash and cash equivalents	3	4
Net increase in cash and cash equivalents	108	234
Cash and cash equivalents at beginning of period	695	784
Cash and cash equivalents at end of period	$803	$1,018

 (a)  Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013.
 Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended			Six Months Ended
U.S. Segment Results (millions) (unaudited)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Sales	$16,957	$16,841	0.7%	$33,614	$33,462	0.5%
Cost of sales	11,798	11,556	2.1	23,546	23,067	2.1
Gross margin	5,159	5,285	(2.4)	10,068	10,395	(3.1)
SG&A expenses(a)	3,462	3,462	—	6,788	6,842	(0.8)
EBITDA	1,697	1,823	(6.9)	3,280	3,553	(7.7)
Depreciation and amortization	537	493	8.9	1,049	984	6.6
EBIT	$1,160	$1,330	(12.8)%	$2,231	$2,569	(13.1)%
(a) SG&A includes $167 million and $334 million of profit-sharing income from the arrangement with TD for the three and six months ended August 2, 2014, respectively, and $183 million and $288 million for the three and six months ended August 3, 2013.
EBITDA is earnings before interest expense, income taxes, depreciation and amortization.
EBIT is earnings before interest expense and income taxes.

	Three Months Ended		Six Months Ended
U.S. Segment Rate Analysis (unaudited)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Gross margin rate	30.4%	31.4%	30.0%	31.1%
SG&A expense rate	20.4	20.6	20.2	20.4
EBITDA margin rate	10.0	10.8	9.8	10.6
Depreciation and amortization expense rate	3.2	2.9	3.1	2.9
EBIT margin rate	6.8	7.9	6.6	7.7
Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Six Months Ended
Comparable Sales (unaudited)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Comparable sales change	—%	1.2%	(0.2)%	0.3%
Drivers of change in comparable sales:
Number of transactions	(1.3)	(1.4)	(1.8)	(1.6)
Average transaction amount	1.3	2.7	1.7	2.0
Selling price per unit	3.0	1.6	2.4	0.5
Units per transaction	(1.7)	1.0	(0.7)	1.4
The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Target Debit Card	11.1%	9.4%	11.2%	9.0%
Target Credit Cards	9.7	9.3	9.4	8.9
Total REDcard Penetration	20.8%	18.7%	20.6%	17.9%
Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	August 2, 2014	February 1, 2014	August 3, 2013	August 2, 2014	February 1, 2014	August 3, 2013
General merchandise stores	259	289	324	30,121	33,843	38,094
Expanded food assortment stores	1,278	1,245	1,206	165,198	160,891	155,868
SuperTarget stores	249	251	251	44,152	44,500	44,500
CityTarget stores	8	8	7	820	820	703
TargetExpress stores	1	—	—	21	—	—
Total	1,795	1,793	1,788	240,312	240,054	239,165
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended			Six Months Ended
Canadian Segment Results (millions) (unaudited)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Sales	$449	$275	63.1%	$842	$361	133.1%
Cost of sales	367	188	94.7	686	241	184.3
Gross margin	82	87	(5.2)	156	120	30.2
SG&A expenses(a)	216	207	4.8	434	400	8.8
EBITDA	(134)	(120)	12.1	(278)	(280)	(0.4)
Depreciation and amortization(b)	70	49	42.1	137	94	45.2
EBIT(c)	$(204)	$(169)	20.8%	$(415)	$(374)	11.1%
(a) SG&A expenses include start-up and operating expenses.
(b) Depreciation and amortization results from depreciation of capital lease assets and leasehold interests.  The lease payment obligation gave rise to interest expense of $19 million and $38 million for the three and six months ended August 2, 2014, respectively, and $19 million and $39 million for the three and six months ended August 3, 2013.
 (c) For the three and six months ended August 2, 2014 foreign currency fluctuations benefited EBIT by $14 million and $40 million respectively, and $2 million and $4 million for the three and six months ended August 3, 2013.

	Three Months Ended		Six Months Ended
Canadian Segment Rate Analysis (unaudited)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Gross margin rate	18.4%	31.6%	18.5%	33.2%
SG&A expense rate	48.3	75.2	51.6	110.6
EBITDA margin rate	(30.0)	(43.6)	(33.1)	(77.4)
Depreciation and amortization expense rate	15.6	17.9	16.3	26.1
EBIT margin rate	(45.6)	(61.5)	(49.4)	(103.6)
Rate analysis metrics are computed by dividing the applicable amount by sales.

Comparable Sales (unaudited)	Three Months Ended August 2, 2014

Comparable sales change	(11.4)%
Drivers of change in comparable sales
Number of transactions	(1.9)
Average transaction amount	(7.9)
Selling price per unit	0.7
Units per transaction	(8.5)
Comparable sales for the second quarter 2014 includes sales of 48 Canadian stores open at least 13 months.

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Target Credit Cards	2.5%	1.1%	2.2%	1.0%
Target Debit Card	2.3	1.2	2.2	1.2
Total REDcard Penetration	4.8%	2.3%	4.4%	2.2%
 Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	August 2, 2014	February 1, 2014	August 3, 2013	August 2, 2014	February 1, 2014	August 3, 2013
General merchandise stores	130	124	68	15,025	14,189	7,774
 (a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), which excludes the impact of the 2013 sale of our U.S. consumer credit card receivables portfolio, the loss on early retirement of debt, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing retail operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Non-GAAP adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate non-GAAP adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. A detailed reconciliation is provided below.

	Three Months Ended
	August 2, 2014			August 3, 2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share			$0.37			$0.95	(61.5)%
Adjustments
Loss on early retirement of debt	$285	$174	$0.27	$—	$—	$—
Data Breach related costs, net of insurance receivable (a)	111	71	0.11	—	—	—
Reduction of beneficial interest asset	11	7	0.01	29	18	0.03
Undeveloped land impairments	16	9	0.01	—	—	—
Resolution of income tax matters	—	—	—	—	(3)	—
Adjusted diluted earnings per share			$0.78			$0.98	(20.6)%

	Six Months Ended
	August 2, 2014			August 3, 2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share			$1.02			$1.72	(40.5)%
Adjustments
Loss on early retirement of debt	$285	$174	$0.27	$445	$269	$0.42
Data Breach related costs, net of insurance receivable (a)	129	83	0.13	—	—	—
Reduction of beneficial interest asset	29	18	0.03	45	28	0.04
Undeveloped land impairments	16	9	0.01	—	—	—
Card brand conversion costs (b)	13	8	0.01	—	—	—
Resolution of income tax matters	—	(1)	—	—	(3)	(0.01)
Gain on receivables transaction (c)	—	—	—	(391)	(247)	(0.38)
Adjusted diluted earnings per share			$1.48			$1.79	(17.5)%

Note: The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding. Beginning with the first quarter 2014, we no longer exclude Canadian Segment results from Adjusted EPS because fiscal 2014 will be our first full year of operating stores in Canada. For comparison purposes, prior year Adjusted EPS has been revised to include Canadian Segment results.
(a) For the three and six months ended August 2, 2014, we recorded $148 million and $175 million of pretax Data Breach-related expenses, respectively. Along with legal and other professional services, these expenses include an increase to the accrual for estimated probable losses for what we believe to be the vast majority of actual and potential breach-related claims, including claims by payment card networks. We also recorded expected insurance proceeds of $38 million and $46 million for the three and six months, respectively, for net pretax expenses of $111 million and $129 million, respectively.

(b) Expense related to converting the co-branded REDcard program to MasterCard.
(c)  Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.

Subject to reclassification